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                                                                     EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

   We consent to the use of our report dated January 28, 2002 (except for Note 21, as to which the date is February 19, 2002) in this Annual Report on Form 10-K of Anthem, Inc.

   Our audit also included the financial statement schedule of Anthem, Inc. listed in Item 14(a) of this Annual Report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

   We also consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-73516) pertaining to the Anthem 2001 Stock Incentive Plan and in the Registration Statement (Form S-8, No. 333-84690) pertaining to the Anthem Employee Stock Purchase Plan of our report dated January 28, 2002 (except for Note 21, as to which the date is February 19,
2002), with respect to the consolidated financial statements included herein, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report on Form 10-K of Anthem, Inc.

                                              /s/  Ernst & Young LLP

Indianapolis, Indiana
March 20, 2002